August 8, 2017

Mr. Paul B. Nahi
101 Santa Paula Ave.
San Francisco, CA 94127

Dear Paul:
This letter sets forth the substance of the separation and consulting agreement (the “Agreement”) that Enphase Energy, Inc. (the “Company”) is offering to you.
1.SEPARATION. You will serve as the Company’s President and Chief Executive Officer (“CEO”) until the Company’s August 8, 2017 earnings call. During such call, you agree to announce your voluntary resignation from the President and CEO position and from your position on the Board of Directors (the “Board”), and to effect such resignations immediately. Your resignations will also include resigning from all other positions with the Company and its subsidiaries. Between August 8, 2017 and August 11, 2017 (“the Separation Date) (such period, the “Employment Transition Period”), you will remain employed in a non-executive capacity and perform such duties as requested by the Board. During the Employment Transition Period, you must continue to comply with all of the Company’s policies and procedures and with all of your statutory and contractual obligations to the Company (including, without limitation, your obligations under the Employee Invention Assignment and Confidentiality Agreement, attached as Exhibit A (“Confidentiality Agreement”), which you agree to sign contemporaneously with this Agreement). During the Employment Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company’s standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company stock options will also continue to vest under the existing terms and conditions set forth in the governing plan documents and option agreement.
2.    SEVERANCE. You and the Company agree that the end of your employment is a voluntary resignation, and that the Company’s Severance and Change in Control Benefit Plan (the “Severance Plan”) shall not apply. If you sign this Agreement, allow the releases herein to become effective, and comply with your obligations under this Agreement, then the Company will provide you with the following severance benefits.
a.    Cash Severance. The Company will make a lump-sum severance payment to you in an amount equal to your annual base salary ($472,500), less applicable withholdings, to be paid on the first Company payroll date that occurs more than five days after the Effective Date (as defined in Section 11).
b.    Pro-Rata Bonus. The Company will make an additional lump-sum severance payment to you in an amount equal to $315,000, less deductions and withholdings, which is equal to your target annual bonus ($472,500) multiplied by 8/12 (which represents the percentage of the calendar year that you have served as CEO through the month of August 2017) (the “Pro-Rata Bonus”). The Pro-Rata Bonus will be paid on the first Company payroll date that occurs more than five days after the Effective Date.
c.    COBRA Payments. Provided that you are eligible for and make the necessary elections for continuation coverage pursuant to COBRA under a group health, dental or vision plan sponsored by the Company, the Company will pay, as and when due directly to the COBRA carrier, the COBRA premiums necessary to continue your COBRA coverage for you and your eligible dependents from the Separation Date until the earliest to occur of (i) one year after your Separation Date, (ii) the expiration of your eligibility for the continuation coverage under COBRA, and (iii) the date on which you become eligible for health insurance coverage in connection with new employment or self-employment (such period, the “COBRA Payment Period”). You agree to promptly notify the Company as soon as you become eligible for health insurance coverage in connection with new employment or self-employment. If at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act and any other subsequent amendments), then in lieu of providing the benefit set forth above, the Company will instead pay you, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions.
d.    Accelerated Vesting. The vesting and exercisability of all outstanding unvested equity awards under the Company’s equity incentive plans that you hold as of the Separation Date will be accelerated by 25% of the then-unvested shares.
e.    Extension of Post-Termination Exercise Period. All outstanding stock options and other equity awards which carry a right to exercise that you hold under the Company’s equity incentive plans as of the Separation Date will expire on the earlier of (i) the original term of such outstanding equity awards as set forth in the applicable award agreement or the equity incentive plan, subject to earlier termination in the event of a Change in Control as set forth in the terms of the applicable equity incentive plan and definitive agreement for such Change in Control transaction, and (ii) one year from the Separation Date.
3.    CONSULTING. If you timely sign this Agreement and allow it to become effective, then the Company will engage you as a consultant under the terms set forth below.
a.    Consulting Period. You will serve as a consultant to the Company beginning on the first day following the Separation Date and ending on November 9, 2017 (the “Consulting Period”).
b.    Consulting Services. As a consultant, you will be responsible for assisting the Company with identifying and recruiting a new CEO and assisting with the onboarding of the new CEO, all as defined by the Board (the “Consulting Services”). You will conduct the Consulting Services at a location of your choosing. You will exercise the highest degree of professionalism and utilize your expertise and creative talents in performing the Consulting Services.
c.    Equity. During your employment with the Company, you were granted options to purchase shares of the Company’s common stock. Except as otherwise set forth in this Agreement, the vesting of these options shall cease as of the Separation Date, and no additional vesting shall occur during the Consulting Period. The options shall continue to be governed in all respects by the governing plan documents and agreements. You are encouraged to obtain independent tax advice concerning your options and how the terms of this Agreement may affect the tax treatment of the options.
d.    Independent Contractor Status. You agree that during the Consulting Period, (i) you will be an independent contractor to the Company and not an employee of the Company, and (ii) the Company will not make payments for state or federal income tax, FICA (social security and Medicare), make unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on your behalf.
e.    Protection of Information. You agree that during the Consulting Period and thereafter, you will not use or disclose any confidential or proprietary information or materials of the Company that you obtain or develop in the course of performing consulting services for the Company. Any and all work product you create in the course of performing consulting services for the Company will be the sole and exclusive property of the Company. You hereby assign to the Company all right, title, and interest in all inventions, techniques, processes, materials, and other intellectual property developed in the course of performing consulting services for the Company.
f.    Limitations on Authority. You will have no responsibilities or authority as a consultant to the Company other than as provided above. You agree not to represent or purport to represent the Company in any manner whatsoever to any third party except with my prior written consent.
g.    Standards of Conduct; Noncompetition. You agree not to engage in any conduct during the Consulting Period that is detrimental to the interests of the Company. You further agree during the Consulting Period that you will not, directly or indirectly, as an officer, director, employee, consultant, owner, manager, member, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services in the United States, nor will you assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services in the United States. You and the Company agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than the Company that is substantially similar to or competitive with a product, service, or process, including the research and development thereof, of the Company. Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Conflicting Services if you participate in any such business solely as a passive investor in up to 1% of the equity securities of a company or partnership, the securities of which are publicly traded.
h.    Compensation. Provided that you complete the Consulting Services to the Board’s reasonable satisfaction, then the Company will provide you with the following additional benefits:
(i)    The Company will pay you an additional lump-sum severance payment in the amount of $200,000, less ordinary withholdings and required deductions, within 30 days after the conclusion of the Consulting Period, or at such later time as you and the Company may agree.
(ii)    The Company will reimburse you for up to $60,000 in documented outplacement assistance service expenses incurred from a provider to be selected by the Company. Any such outplacement assistance expenses must be approved by the Company in advance, with such services being utilized within one year of the Separation Date. You are not entitled to the monetary equivalent of any unutilized portion of this outplacement assistance reimbursement benefit.
4.    OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you will not receive, and are not entitled, to any additional compensation, severance, or benefits after the Separation Date. You further acknowledge that the benefits set forth in Sections 2.a-2.e. are being provided to you in conjunction with your voluntary resignation, that the Company has no obligations to you under the Severance Plan, and that upon receipt of the benefits set forth in this Agreement you will not be eligible for and will not receive any further compensation, severance, or benefits under the Severance Plan or otherwise.
5.    EXPENSE REIMBURSEMENTS. You agree that, within ten days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.
6.    RETURN OF COMPANY PROPERTY. By the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property within your possession, custody or control, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to), credit cards, entry cards, identification badges, and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement.
7.     CONFIDENTIAL INFORMATION OBLIGATIONS. You acknowledge and agree to abide by your continuing obligations under the Confidentiality Agreement.
8.    NONDISPARAGEMENT. You agree to refrain from any disparagement, criticism, defamation or slander of the Company and its officers, directors, employees, shareholders, and agents, in any manner likely to be harmful to its or their business, business reputation or personal reputation, and the Company agrees (through its officers and directors) to refrain from any disparagement, criticism, defamation or slander of you in any manner likely to be harmful to your personal or professional reputations; provided that either you or the Company may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. Nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.
9.    NO ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.
10.    RELEASE OF CLAIMS. In exchange for the consideration under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company and its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring at any time prior to and including the date you sign this Agreement. This general release includes, but is not limited to: (a) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (b) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the California Labor Code (as amended), the California Family Rights Act, the Age Discrimination in Employment Act (“ADEA”) and the California Fair Employment and Housing Act (as amended). Notwithstanding the foregoing, you are not releasing the Company hereby from any obligation to indemnify you pursuant to the Articles and Bylaws of the Company, any valid fully executed indemnification agreement with the Company, applicable law, or applicable directors and officers liability insurance. Also, excluded from this Agreement are any claims that cannot be waived by law.
11.    ADEA RELEASE. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you have under the ADEA, and that the consideration given for the waiver and releases you have given in this Agreement is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (a) your waiver and release does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (c) you have 21days to consider this Agreement (although you may choose voluntarily to sign it sooner); (d) you have seven days following the date you sign this Agreement to revoke this Agreement (in a written revocation sent to me); and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after you sign this Agreement provided that you do not revoke it (the “Effective Date”).
12.    SECTION 1542 WAIVER. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of claims herein, including but not limited to your release of unknown claims.
13.    PROTECTED RIGHTS. You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
14.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible pursuant to the Family and Medical Leave Act, the California Family Rights Act, or otherwise, and have not suffered any on-the-job injury for which you have not already filed a workers’ compensation claim.
15.    MISCELLANEOUS. This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.
If this Agreement is acceptable to you, please sign below and return the original to me within 21 days.
We wish you the best in your future endeavors.
Sincerely,

By: /s/ Humberto Garcia
Bert Garcia, Chief Financial Officer
As authorized and directed by the Board of Directors

I HAVE READ, UNDERSTAND AND AGREE FULLY TO THE ABOVE AGREEMENT:

/s/ Paul B. Nahi                            August 8, 2017
Paul Nahi                Date

EXHIBIT A
CONFIDENTIALITY AGREEMENT

EMPLOYEE INVENTION ASSIGNMENT AND CONFIDENTIALITY AGREEMENT

In consideration of, and as a condition of my separation agreement with Enphase Energy, Inc., a Delaware corporation (the “Company”), I hereby represent to, and agree with the Company on August 8, 2017 as follows:

Purpose of Agreement. I understand that the Company is engaged in a continuous program of research, development, production and marketing in connection with its business and that it is critical for the Company to preserve and protect its Proprietary Information (as defined in Section 7 below), its rights in Inventions (as defined in Section 2 below) and in all related intellectual property rights. Accordingly, I am entering into this Employee Invention Assignment and Confidentiality Agreement (this “Agreement”) as a condition of my separation from the Company, whether or not I am expected to create inventions of value for the Company.
Disclosure of Inventions. I have disclosed in confidence to the Company all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs, databases, mask works, designs and trade secrets that I made or conceived or first reduced to practice or create, either alone or jointly with others, during the period of my employment, whether or not in the course of my employment, and whether or not patentable, copyrightable or protectable as trade secrets (the “Inventions”).
Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of my employment with the Company (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my employment with the Company, I incorporated into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.
Work for Hire; Assignment of Inventions. I acknowledge and agree that any copyrightable works prepared by me within the scope of my employment are “works for hire” under the Copyright Act and that the Company will be considered the author and owner of such copyrightable works. I agree that all Inventions that (i) are developed using equipment, supplies, facilities or trade secrets of the Company, (ii) result from work performed by me for the Company, or (iii) relate to the Company’s business or current or anticipated research and development (the “Assigned Inventions”), will be the sole and exclusive property of the Company and are hereby irrevocably assigned by me to the Company.
Labor Code Section 2870 Notice. I have been notified and understand that the provisions of Sections 3 and 5 of this Agreement do not apply to any Assigned Invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which states as follows:
ANY PROVISION IN AN EMPLOYMENT AGREEMENT WHICH PROVIDES THAT AN EMPLOYEE SHALL ASSIGN, OR OFFER TO ASSIGN, ANY OF HIS OR HER RIGHTS IN AN INVENTION TO HIS OR HER EMPLOYER SHALL NOT APPLY TO AN INVENTION THAT THE EMPLOYEE DEVELOPED ENTIRELY ON HIS OR HER OWN TIME WITHOUT USING THE EMPLOYER’S EQUIPMENT, SUPPLIES, FACILITIES, OR TRADE SECRET INFORMATION EXCEPT FOR THOSE INVENTIONS THAT EITHER: (1) RELATE AT THE TIME OF CONCEPTION OR REDUCTION TO PRACTICE OF THE INVENTION TO THE EMPLOYER’S BUSINESS, OR ACTUAL OR DEMONSTRABLY ANTICIPATED RESEARCH OR DEVELOPMENT OF THE EMPLOYER; OR (2) RESULT FROM ANY WORK PERFORMED BY THE EMPLOYEE FOR THE EMPLOYER. TO THE EXTENT A PROVISION IN AN EMPLOYMENT AGREEMENT PURPORTS TO REQUIRE AN EMPLOYEE TO ASSIGN AN INVENTION OTHERWISE EXCLUDED FROM BEING REQUIRED TO BE ASSIGNED UNDER CALIFORNIA

LABOR CODE SECTION 2870(a), THE PROVISION IS AGAINST THE PUBLIC POLICY OF THIS STATE AND IS UNENFORCEABLE.

Assignment of Other Rights. In addition to the foregoing assignment of Assigned Inventions to the Company, I hereby irrevocably transfer and assign to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights, including but not limited to rights in databases, in any Assigned Inventions, along with any registrations of or applications to register such rights; and (ii) any and all “Moral Rights” (as defined below) that I may have in or with respect to any Assigned Inventions. I also hereby forever waive and agree never to assert any and all Moral Rights I may have in or with respect to any Assigned Inventions, even after termination of my work on behalf of the Company. “Moral Rights” mean any rights to claim authorship of or credit on an Assigned Inventions, to object to or prevent the modification or destruction of any Assigned Inventions, or to withdraw from circulation or control the publication or distribution of any Assigned Inventions, and any similar right, existing under judicial or statutory law of any country or subdivision thereof in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right.”
Assistance. I agree to assist the Company in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, trade secret rights and other legal protections for the Company’s Assigned Inventions in any and all countries. I will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. My obligations under this paragraph will continue beyond the termination of my employment with the Company, provided that the Company will compensate me at a reasonable rate after such termination for time or expenses actually spent by me at the Company’s request on such assistance. I appoint the Secretary of the Company as my attorney-in-fact to execute documents on my behalf for this purpose.
Proprietary Information. I understand that my employment by the Company created a relationship of confidence and trust with respect to any information of a confidential or secret nature that may be disclosed to me by the Company or a third party that related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or supplier of the Company or any other party with whom the Company agrees to hold information of such party in confidence (the “Proprietary Information”). Such Proprietary Information includes Assigned Inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists and data, and domain names.
Confidentiality. At all times, both during my employment and after its termination, I will keep and hold all such Proprietary Information in strict confidence and trust. I will not use or disclose any Proprietary Information without the prior written consent of the Company, except as may be necessary to perform my duties as an employee of the Company for the benefit of the Company. Upon termination of my employment with the Company, I will promptly deliver to the Company all documents and materials of any nature pertaining to my work with the Company and, upon Company request, will execute a document confirming my agreement to honor my responsibilities contained in this Agreement. I will not take with me or retain any documents or materials or copies thereof containing any Proprietary Information.
Notification. I hereby authorize the Company to notify third parties, including, without limitation, customers and actual or potential employers, of the terms of this Agreement and my responsibilities hereunder.
Non-Solicitation of Employees/Consultants. During my employment with the Company and for a period of one (1) year thereafter, I will not directly or indirectly solicit away employees or consultants of the Company for my own benefit or for the benefit of any other person or entity.
Non-Solicitation of Suppliers/Customers. During my employment with the Company and after termination of my employment, I will not directly or indirectly solicit or take away suppliers or customers of the Company if the identity of the supplier or customer or information about the supplier or customer relationship is a trade secret or is otherwise deemed confidential information within the meaning of California law.
Injunctive Relief. I understand that in the event of a breach or threatened breach of this Agreement by me the Company may suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.
Governing Law; Severability. This Agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to its laws pertaining to conflict of laws. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement.
Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.
Entire Agreement. This Agreement and the documents referred to herein constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.
Amendment and Waivers. This Agreement may be amended only by a written agreement executed by each of the parties hereto. No amendment of or waiver of, or modification of any obligation under this Agreement will be enforceable unless set forth in a writing signed by the party against which enforcement is sought. Any amendment effected in accordance with this section will be binding upon all parties hereto and each of their respective successors and assigns. No delay or failure to require performance of any provision of this Agreement shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Agreement as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.
Successors and Assigns; Assignment. Except as otherwise provided in this Agreement, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights and obligations under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except with the prior written consent of the Company.
Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

Enphase Energy, Inc.:		Employee:
By:	/s/ Humberto Garcia	/s/ Paul B. Nahi
Signature
Name:	Humberto Garcia	Paul B. Nahi

Title:	Chief Financial Officer

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP

Title	Identifying Number or Brief Description

___ No inventions or improvements
___ Additional Sheets Attached
Signature of Employee: /s/ Paul B. Nahi
Name of Employee: Employee
Date: